Exhibit 4.9

DESCRIPTION OF CAPITAL STOCK

The following is a description of the Common Stock, $0.0075 par value (the “Common Stock”), Preferred Stock, $0.05 par value (the “Preferred Stock”) and depositary shares of XOMA Corporation (“we,” “us,” “our” or the “Company”). The Common Stock, 8.625% Series A Cumulative Perpetual Preferred Stock, $0.05 par value (the “Series A Preferred Stock”), and the depositary shares (the “Series B Depositary Shares”) each representing a 1/1000th interest in a share of the Company’s 8.375% Series B Cumulative Perpetual Preferred Stock, $0.05 par value (the “Series B Preferred Stock”), are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Common Stock

General. The Company is authorized to issue up to 277,333,332 shares of Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The following description is based on (i) the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), (ii) the Company’s By-laws, as currently in effect (the “By-laws”), and (iii) the Delaware General Corporation Law (the “DGCL”). The following summary description of the Common Stock of the Company is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Company’s Annual Report on Form 10-K filed herewith, and the applicable provisions of the DGCL.

Dividend Rights. The holders of our Common Stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board of Directors (our “Board”), from legally available funds.

Voting Rights. Each holder of our Common Stock is generally entitled to one vote for each share of Common Stock owned of record on all matters submitted to a vote of our stockholders. Except as otherwise required by law, holders of Common Stock (as well as holders of any Preferred Stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. Any matter brought before the stockholders for a vote, other than the election of directors, will generally be decided by a majority of the votes cast on the matter, unless the matter is one in which an express provision of the DGCL, the Certificate of Incorporation, the By-laws, the rules or regulations of any stock exchange applicable to us, applicable law or any regulation applicable to us or our securities requires a different vote, in which case the express provision will govern and control the decision of the matter. Directors will be elected by a plurality of the votes cast and entitled to vote on the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters.

No Preemptive or Similar Rights. Holders of our Common Stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

Right to Receive Liquidation Distributions. In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will be entitled to share ratably in the assets remaining and available for distribution after payment of all liabilities and the liquidation preferences of our Preferred Stock (if any).

The rights of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any Preferred Stock that we may designate and issue in the future.

Preferred Stock

General. Under our Certificate of Incorporation, our Board is authorized to issue up to 1,000,000 shares of Preferred Stock, and, by resolution, to divide the Preferred Stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board can, without stockholder approval but subject to the terms of the Certificate of Incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of our Common Stock and which could have certain anti-takeover effects. Before we may issue any series of Preferred Stock, our Board will be required to adopt resolutions creating and designating such series of Preferred Stock.

The following summary description of the Preferred Stock of the Company, including the Series B Depositary Shares, is qualified in its entirety by reference to the provisions of the Certificate of Incorporation, By-laws and the certificates of designation of preferences, rights and limitations of each series of the Preferred Stock, copies of which have been filed as exhibits to the Company’s Annual Report on Form 10-K, and the applicable provisions of the DGCL. As of December 31, 2023, 5,003 shares of Series X Convertible Preferred Stock, $0.05 par value (the “Series X Preferred Stock”), 984,000 shares of Series A Preferred Stock and 1,600,000 Series B Depositary Shares, representing 1,600 shares of Series B Preferred Stock, were issued and outstanding.

The 8.625% Series A Cumulative Perpetual Preferred Stock. We have designated 984,000 shares of our Preferred Stock as Series A Preferred Stock.

The Series A Preferred Stock will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up:

●senior to all classes or series of our Common Stock and to all other equity securities issued by us expressly designated as ranking junior to the Series A Preferred Stock;

●senior with respect to the payment of dividends and on parity with respect to the distribution of assets upon our liquidation, dissolution or winding up with our Series X Preferred Stock and on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series A Preferred Stock;

●junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, none of which exists on the date hereof; and;

●effectively junior to all our existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends. We will pay cumulative cash dividends on the Series A Preferred Stock, when and as declared by our Board, at the rate of 8.625% of the $25.00 liquidation preference per share per year (equivalent to $2.15625 per year). Dividends will be payable quarterly in arrears, on or about the 15th day of January, April, July and October; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the immediately preceding or next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance. The first dividend, which was paid on April 15, 2021 in the amount of $0.71875 per share of Series A Preferred Stock, was for more than a full quarter and covered the period from, and including, the first date we issued and sold the Series A Preferred Stock through, but not including, April 15, 2021. Dividends on the Series A Preferred Stock will continue to accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

Liquidation Preference. The liquidation preference of each share of Series A Preferred Stock is $25.00. Upon liquidation, holders of our Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock plus an amount equal to any accumulated but unpaid dividends with respect to such shares up to but excluding the date of payment.

Optional Redemption. On and after December 15, 2021, but prior to December 15, 2022, the shares of Series A Preferred Stock were redeemable at our option, in whole or in part, at a redemption price equal to $26.00 per share, plus any accrued and unpaid dividends. On and after December 15, 2022 but prior to December 15, 2023, the shares of Series A Preferred Stock were redeemable at our option, in whole or in part, at a redemption price equal to $25.75 per share, plus any accrued and unpaid dividends. On and after December 15, 2023 but prior to December 15, 2024, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.50 per share, plus any accrued and unpaid dividends. On and after December 15, 2024 but prior to December 15, 2025, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.25 per share, plus any accrued and unpaid dividends. On and after December 15, 2025, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.00 per share, plus any accrued and unpaid dividends.

Special Optional Redemption Upon a Change of Control or Delisting Event. Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the date of redemption.

With respect to the Series A Preferred Stock, a “Delisting Event” occurs when, after the original issuance of Series A Preferred Stock, both (i) the shares of Series A Preferred Stock are no longer listed on Nasdaq Stock Market (the “Nasdaq”), the New York Stock Exchange (the “NYSE”) or the NYSE American LLC (“NYSE AMER”), or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the date of redemption.

With respect to the Series A Preferred Stock, a “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our stock entitling that person to exercise more than 50% of the total voting power of all shares of our stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our Common Stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or American depositary receipts (“ADRs”) representing such securities) listed on Nasdaq, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

We refer to redemption following a Delisting Event or Change of Control as a “special optional redemption.” If, prior to the Delisting Event Conversion Date (as defined below) or the Change of Control Conversion Date (as defined below), as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series A Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of the Series A Preferred Stock will not have the conversion right described below.

Conversion. Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock equal to the lesser of:

●	the quotient obtained by dividing (1) the sum of the $25.00 per share liquidation preference plus the amount of any accumulated and unpaid dividends up to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined below); and

●	1.46071 (i.e., the Share Cap), subject to certain adjustments; and subject, in each case, to certain conditions, including, under specified circumstances, an aggregate cap on the total number of shares of our Common Stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock, and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.
In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of Series A Preferred Stock cash in lieu of such fractional shares.
Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

For purposes of this description of the Series A Preferred Stock, “Change of Control Conversion Date” means a business day fixed by our Board that is not fewer than 20 days nor more than 35 days after the date on which we provide notice to the holders of the Series A Preferred Stock of a Change of Control.

For purposes of this description of the Series A Preferred Stock, “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (2) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing prices for our Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our Common Stock is not then listed for trading on a U.S. securities exchange. The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

For purposes of this description of the Series A Preferred Stock, “Delisting Event Conversion Date” means a business day fixed by our Board that is not fewer than 20 days nor more than 35 days after the date on which we provide notice to the holders of the Series A Preferred Stock of a Delisting Event.

Voting Rights. Holders of Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on any outstanding shares of Series A Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of Series A Preferred Stock (voting separately as a class with all other outstanding series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our Board to serve until all unpaid dividends have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class. In any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

The 8.375% Series B Cumulative Perpetual Preferred Stock and the Series B Depositary Shares. We have designated 3,600 shares of our Preferred Stock as Series B Preferred Stock.

The Series B Preferred Stock underlying the Series B Depositary Shares will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up:

●	senior to all classes or series of our Common Stock and to all other equity securities issued by us expressly designated as ranking junior to the Series B Preferred Stock;

●	senior with respect to the payment of dividends and on parity with respect to the distribution of assets upon our liquidation, dissolution or winding up with our Series X Preferred Stock;

●	on parity with our Series A Preferred Stock, and with any future class or series of our equity securities expressly designated as ranking on parity with the Series B Preferred Stock;

●	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, none of which exists on the date hereof; and

●	effectively junior to all our existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends. We will pay cumulative cash dividends on the Series B Preferred Stock, when and as declared by our Board, at the rate of 8.375% per annum of the $25,000.00 liquidation preference ($25.00 per Series B Depository Share) per year (equivalent to $2,093.75 per share of Series B Preferred Stock per year or $2.09375 per Series B Depository Share per year). Dividends will be payable quarterly in arrears, on or about the 15th day of January, April, July and October; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the immediately preceding business day or the next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance. Dividends on the Series B Preferred Stock underlying the Series B Depositary Shares will continue to accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

Liquidation Preference. The liquidation preference of each share of Series B Preferred Stock is $25,000.00 ($25.00 per Series B Depository Share). Upon liquidation, holders of our Series B Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series B Preferred Stock plus an amount equal to any accumulated but unpaid dividends with respect to such shares up to but excluding the date of payment.

Optional Redemption. On and after April 15, 2022 but prior to April 15, 2023, the shares of Series B Preferred Stock were redeemable at our option, in whole or in part, at a redemption price equal to $26,000.00 per share ($26.00 per Series B Depository Share), plus any accrued and unpaid dividends. On and after April 15, 2023 but prior to April 15, 2024, the shares of Series B Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,750.00 per share ($25.75 per Series B Depository Share), plus any accrued and unpaid dividends. On and after April 15, 2024 but prior to April 15, 2025, the shares of Series B Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,500.00 per share ($25.50 per Series B Depository Share), plus any accrued and unpaid dividends. On and after April 15, 2025 but prior to April 15, 2026, the shares of Series B Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,250.00 per share ($25.25 per Series B Depository Share), plus any accrued and unpaid dividends. On and after April 15, 2026 but prior to April 15, 2027, the shares of Series B Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000.00 per share ($25.00 per Series B Depository Share), plus any accrued and unpaid dividends. On or after the date fixed for redemption of shares of Series B Preferred Stock, each holder of Series B Depositary Shares to be redeemed must present and surrender the depositary receipts evidencing the Series B Depositary Shares to the depositary at the place designated in the notice of redemption. The redemption price of such Series B Depositary Shares will then be paid to or on the order of the person whose name appears on such depositary receipts as the owner thereof.

Special Optional Redemption Upon a Change of Control or Delisting Event. Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series B Preferred Stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per Series B Depository Share), plus any accrued and unpaid dividends up to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series B Depositary Shares representing the shares redeemed.

With respect to the Series B Preferred Stock, a “Delisting Event” occurs when, after the original issuance of Series B Preferred Stock, both (i) the shares of Series B Preferred Stock (or the Series B Depositary Shares) are no longer listed on Nasdaq, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series B Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Stock underlying the Series B Depositary Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per Series B Depository Share), plus any accrued and unpaid dividends up to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series B Depositary Shares representing the shares redeemed.

With respect to the Series B Preferred Stock, a “Change of Control” occurs when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our stock entitling that person to exercise more than 50% of the total voting power of all shares of our stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our Common Stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or ADRs representing such securities) listed on Nasdaq, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

We refer to redemption following a Delisting Event or Change of Control as a “special optional redemption.” If, prior to the Delisting Event Conversion Date or the Change of Control Conversion Date (each as defined below), as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series B Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series B Depositary Shares representing interests in the Series B Preferred Stock will not have the conversion right described below.

Conversion. Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series B Depositary Shares representing interests in the Series B Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series B Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the Series B Preferred Stock underlying the Series B Depositary Shares held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable into a number of shares of our Common Stock (or equivalent value of alternative consideration) per Series B Depositary Share equal to the lesser of:

●	the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends up to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined herein); and

●	1.25313 (i.e., the Share Cap), subject to certain adjustments; and subject, in each case, to certain conditions, including, under specified circumstances, an aggregate cap on the total number of shares of our Common Stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series B Depositary Shares representing interests in the Series B Preferred Stock will not have any right to direct the depositary to convert the Series B Preferred Stock, and any Series B Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

Because each Series B Depository Share represents a 1/1000th interest in a share of the Series B Preferred Stock, the number of shares of Common Stock ultimately received for each Series B Depositary Share will be equal to the number of shares of Common Stock received upon conversion of each share of Series B Preferred Stock divided by 1,000. In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of Series B Depositary Shares cash in lieu of such fractional shares.

Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series B Preferred Stock are not convertible into or exchangeable for any other securities or property.

For purposes of this description of the underlying Series B Preferred Stock and the Series B Depositary Shares, “Change of Control Conversion Date” means a business day fixed by our Board that is not fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series B Depositary Shares representing interests in the Series B Preferred Stock.

For purposes of this description of the underlying Series B Preferred Stock and the Series B Depositary Shares, “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (2) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing prices for our Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our Common Stock is not then listed for trading on a U.S. securities exchange. The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

For purposes of this description of the Series B Preferred Stock and the underlying Series B Depositary Shares, “Delisting Event Conversion Date” means a business day fixed by our Board that is not fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series B Depositary Shares representing interests in the Series B Preferred Stock.

Voting Rights. Holders of the Series B Depositary Shares representing interests in the Series B Preferred Stock generally will have no voting rights. However, if we do not pay dividends on any outstanding shares of Series B Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of Series B Preferred Stock (voting separately as a class with all other outstanding series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our Board to serve until all unpaid dividends have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series B Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, voting as a separate class. In any matter in which the Series B Preferred Stock may vote, each share of Series B Preferred Stock shall be entitled to one vote per $25,000.00 of liquidation preference. As a result, each Series B Depository Share will be entitled to 1/1000th of a vote.

The Series X Preferred Stock. We have designated 5,003 shares of our Preferred Stock as Series X Preferred Stock. The Series X Preferred Stock ranks:

●	senior to any class or series of our capital stock created specifically ranking by its terms junior to the Series X Preferred Stock;

●	on parity to our Common Stock;

●	on parity to any class or series of our capital stock created specifically ranking by its terms on parity with the Series X Preferred Stock; and

●	junior to any class or series of our capital stock created specifically ranking by its terms senior to the Series X Preferred Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Dividends. Holders of Series X Preferred Stock are entitled to receive dividends on shares of Series X Preferred Stock equal (on an as-converted basis) to and in the same form as dividends actually paid on our Common Stock.

Liquidation Preference. In the event of our liquidation, dissolution, or winding up, holders of our Series X Preferred Stock will rank: (i) senior to any class or series of our capital stock specifically ranked by its terms junior to any Series X Preferred Stock; (ii) on parity with the Common Stock and any other class or series of capital stock specifically ranked by its terms on parity with the Series X Preferred Stock; and (iii) junior to any class or series of capital stock specifically ranked by its terms senior to any Series X Preferred Stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series X Preferred Stock. Shares of Series X Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Conversion. The Series X Preferred Stock is convertible at the option of the holders thereof at any time after issuance into the number of shares of Common Stock determined by dividing the aggregate stated value of the Series X Preferred Stock being converted by the conversion price then in effect. The initial conversion price is $4.03 and is subject to adjustment as described below. No holder may request a conversion of its Series X Preferred Stock to the extent such conversion would result in the holder and its affiliates beneficially owning more than a pre-set conversion blocker threshold, which will initially be set at 19.99% of our Common Stock then outstanding (the “Beneficial Ownership Limitation”). The amount of beneficial ownership of a holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations of that section.

Conversion Price Adjustment-Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of Common Stock with respect to the then outstanding shares of Common Stock, subdivide or combine our outstanding Common Stock, or reclassify our Common Stock in such a way that we issue additional shares of our capital stock, the conversion price will be adjusted by multiplying the then-existing conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before the distribution, dividend, adjustment or recapitalization and the denominator of which is the number of shares of Common Stock outstanding immediately after such action.

Fundamental Transaction. If we effect a “fundamental transaction” (as defined below), then upon any future conversion of the Series X Preferred Stock, the holders will have the right to receive, for each share of Common Stock they would have received upon such conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive in the fundamental transaction had it been the holder of Common Stock immediately prior to the fundamental transaction. The term “fundamental transaction” means any of the following:

●	a merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the Company is not the surviving entity;

●	the sale of all or substantially all of our assets in one transaction or a series of related transactions;

●	any completed tender offer or exchange offer involving holders of Common Stock in which more than 50% of the Common Stock not held by us or any other person making such offer is converted or exchanged into other securities, cash or property; or

●	any reclassification of Common Stock or any compulsory share exchange by which our Common Stock is effectively converted into or exchanged for other securities, cash or property (but not a reverse stock split).

If the holders of Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, the holders of Series X Preferred Stock will be given the same choice on conversion of such holders’ shares.

Voting Rights. The Series X Preferred Stock has no voting rights, except to the extent expressly provided in our Certificate of Incorporation or as otherwise required by law. However, so long as at least 50% of the authorized shares of Series X Preferred Stock are outstanding, we may not take any of the following actions without the affirmative consent of holders of a majority of the outstanding Series X Preferred Stock:

●	amend our Certificate of Incorporation, By-laws or other charter documents so as to materially, specifically and adversely affect the preferences, rights, or privileges of the Series X Preferred Stock;

●	issue additional shares of Series X Preferred Stock or increase or decrease the number of authorized shares of Series X Preferred Stock;

●	sell, assign, monetize, pledge or otherwise divest or encumber our rights under any material license agreement, joint venture or other partnership agreement to which we are a party and involving any drug or drug candidate;

●	issue or commit to issue any other equity securities, with certain exceptions;

●	issue any equity-based award or compensation to certain of our officers, unless the award has been unanimously approved by our compensation committee at a time when a designee appointed by the Series X Preferred holders is then serving on that committee; or

●	enter into any agreement or understanding to take any of the actions listed above.

Anti-takeover Effects of Provisions of our Certificate of Incorporation and By-laws and Delaware Law

Certificate of Incorporation and By-laws Provisions. Our Certificate of Incorporation authorizes our Board to issue up to 1,000,000 shares of Preferred Stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board may determine. In addition, our By-laws require certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings. Our By-laws also provide that our Board is able to elect a director to fill a vacancy created by the expansion of the Board or due to the resignation or departure of an existing board member. Provisions of Delaware law and our Certificate of Incorporation and By-laws could make the acquisition of our Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our Company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Delaware Law. We are subject to Section 203 of the DGCL, an anti-takeover provision. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance.